UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2023

Gamida Cell Ltd.

(Exact name of registrant as specified in its Charter)

Israel	001-38716	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue, 7th Floor, Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 892-9080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, NIS 0.01 par value	GMDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2023, Gamida Cell Ltd. (the “Company”) announced the appointment of Terry Coelho as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, effective May 22, 2023. Ms. Coelho serves as a paid consultant to the Company pursuant to an amended and restated consulting agreement, dated May 22, 2023, which provides for her compensation at an hourly rate of $500 for the first 25 hours of service per week and $400 for each additional hour per week thereafter. The Company has also agreed to recommend to the Company’s Board of Directors that Ms. Coelho be awarded options to purchase 10,000 ordinary shares of the Company pursuant to the Company’s 2017 Share Incentive Plan, which options would vest on the earlier of a merger or sale transaction, on the one hand, or May 22, 2024, on the other. Ms. Coelho’s consulting arrangement runs through December 31, 2023.

Ms. Coelho, age 62, has more than 35 years of experience as a multinational leader and executive with broad business, strategic and leadership experience in general management and across all areas of finance at public and private companies in multiple sectors, including pharmaceuticals. She most recently served as Executive Vice President, Chief Financial Officer and Chief Business Development Officer for CinCor Pharma, Inc, from November 2021 through November 2022. Prior to that, Ms. Coelho served in executive leadership roles, including Executive Vice President and Chief Financial Officer at BioDelivery Sciences International from January 2019 to October 2021, and Chief Financial Officer at Balchem Corporation from October 2017 to October 2018, and as Division Chief Financial Officer and Division Chief Operating Officer at Diversey, Inc. from October 2014 to August 2017, after which Diversey was acquired by Bain Capital and Ms. Coelho served as Chief Financial Officer and Chief Operating Officer from September 2017 to October 2017. Ms. Coelho’s experience includes more than seven years at Novartis Pharmaceuticals, primarily with the Oncology division, where she held leadership roles of increasing responsibility focused in business planning in commercial oncology, and at Sandoz leading global oncology development finance. She began her career at Mars, Inc. Ms. Coelho is a Member of the Board of Directors at HOOKIPA Pharma Inc. and First Wave BioPharma. She graduated summa cum laude from The American University School of International Service in Washington, D.C. and earned her masters of business administration from the Instituto Brasileiro de Mercado de Capitais (IBMEC) in Rio de Janeiro, Brazil. Ms. Coelho is a founding advisory board member of the CFO Leadership Council (Charlotte and Raleigh chapters) and has previously served on the advisory board for Northeastern University’s M.B.A. Finance Track and the University of North Carolina at Charlotte Women in Business.

On May 22, 2023, the Company also announced Shai Lankry would transition his role within the Company from Chief Financial Officer to Vice President, Finance beginning May 22, 2023 and will serve in such capacity until June 2, 2023, his final date of employment with the Company.

A copy of the press release issued by Company on May 22, 2023 is filed as Exhibit 99.1 hereto and incorporated by reference herein.

On May 19, 2023, the Company entered into agreements with certain of its executive officers under which such executive officers are eligible to receive retention and/or transaction bonuses. The Company’s Chief Executive Officer, Abbey Jenkins, is eligible to receive a special transaction bonus in the amount of $287,500 in consideration for her efforts to further a strategic transaction for the Company, provided that she is employed by the Company upon the consummation of such transaction (“Specified Criteria”). The Company’s Chief Operating and Chief Commercial Officer, Michele Korfin, Chief Medical and Chief Scientific Officer, Ronit Simantov, and General Counsel and Chief Compliance Officer, Josh Patterson, are each also eligible to receive transaction bonuses contingent upon the Specified Criteria in the amounts of $192,280, $192,280 and $180,000, respectively. Ms. Korfin, Dr. Simantov and Mr. Patterson also received retention bonuses in the same amounts, provided that such individual remains employed by the Company through January 30, 2024, or such earlier date that his or her employment is terminated without cause.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.
99.1	Press Release, dated May 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMIDA CELL LTD.

May 22, 2023	By:	/s/ Josh Patterson
Josh Patterson
General Counsel

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